Exhibit 10.2

June 29, 2026

Via: [***]

Kevin Chung

[***]

Re:         2026 Retention Bonus Program Agreement (“Agreement”)

Dear Kevin,

We appreciate your continued work and dedication as an employee of SeaStar Medical (“the Company”). As an incentive for you to stay with the Company, we would like offer you the opportunity to receive a retention bonus, in addition to your normal compensation, subject to the terms and conditions described below.

1.    Retention Payment. If you meet all of the requirements described in Section 3 below, the Company will pay you a cash retention bonus in the aggregate amount of $ 140,000.00 (the “Retention Payment”), less applicable deductions and withholdings. The Retention Payment shall be divided into three installments, and will be paid as outlined in Section 3, below.

2.    Restricted Stock Unit: In the discretion of the Compensation Committee of the Board of Directors of the Company, the Company may grant you a restricted stock unit award (“RSU Grant”) in an aggregate amount equal to 25% of the aggregate Retention Payment. Any such RSU Grant shall vest in three installments on the date of the Retention Periods outlined in Section 3, below. Such RSU Grant will be made pursuant to a separate award agreement, which shall be provided to you at the time of the RSU Grant if and when made. See Appendix A for an illustrative example

3.    Retention Periods. You will be entitled to the following Retention Payment if you meet the eligibility requirements set forth in Section 4 and continue to be employed with the Company on the following dates (“Retention Periods”) in accordance with the following Retention Schedule:

Retention Schedule
Retention Period	Retention Payment
Through July 1, 2026	$46,666.66
Through November 1, 2026	$46,666.67
Through March 1, 2027	$46,666.67

4.    Eligibility for Retention Payment. To receive the Retention Payment described in Section 1, you must meet the following requirements:

(A)	Remain employed by the Company in good standing through the applicable Retention Period set forth in the Retention Schedule.

(B)	Continue to perform your duties at an acceptable level through the applicable Retention Period set forth in the Retention Schedule.

You will not be eligible for any Retention Payment if you leave the Company prior to the end of the applicable Retention Period. However, if you are terminated from the company without Cause prior to the end of the given Retention Period, you will receive a pro-rated amount for the number of days that you were actively employed during the given Retention Period. For any Retention Period in which you were on an approved leave of absence, the Retention Bonus will be pro-rated with respect to the number of days in the Retention Period that you were not on such leave of absence.

For the purposes of this Agreement, “Cause” shall mean: (i) a material breach of any material Company policy; (ii) breach of fiduciary duties, gross negligence or willful misconduct or any act of dishonesty, theft or fraud with respect to the Company or any of its subsidiaries; (iii) indictment (or equivalent) for a serious crime (including, without limitation, a crime involving moral turpitude, embezzlement, dishonesty, theft or fraud); (v) other conduct causing the Company substantial public disgrace or disrepute or economic harm; or (vi) any act or omission that would make the continuance of your employment by the Company or any of its subsidiaries materially detrimental to the Company or such subsidiary.

5.    Timing of Bonus Payment. The Retention Payment for a given Retention Period will be made on the first regularly scheduled payday following the end of Retention Period indicated in the Retention Schedule.

6.    At-Will Status. This Agreement does not alter the “at-will” status of your employment, and the Company reserves the right to terminate you at anytime with or without cause. This Agreement is not a guarantee or promise of employment for any specific length of time.

7.    Applicable Law. This Agreement shall be governed by the laws of the State of Colorado without regard to conflicts of law principles.

To accept this Agreement, sign it and return it to me at: eric@seastarmed.com. Thank you again for your continuing contributions to SeaStar Medical’s success.

Sincerely,

AGREED TO BY:

Dated: June 29 , 2026          Signature:        /s/ Eric Schlorff

SeaStar Medical

Dated: June 29 , 2026          Signature:        /s/ Kevin Chung

Kevin Chung

Appendix A

The following is for illustrative purposes of how the RSU Grant would be calculated if approved by Compensation Committee:

Employee is to receive a total of $30,000 in Retention Payments (3 payments of $10,000).

Compensation Committee agrees to award an additional 25% of the $30,000 payment in shares in SeaStar Medical on July 1, 2026.

The closing price of the shares on July 1, 2026 is $2.50/share. The employee would receive 25% of $30,000 or $7,500 in RSU value or 3,000 shares (at $2.50) where the first 1,000 shares would vest immediately, the second tranche on November 1, 2026 and the third tranche on March 1, 2027.

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